Exhibit 23.9

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated October 3, 2011 with respect to the balance sheet of VHRMR Round Rock, LTD as of December 26, 2010, and the related statements of operations, owners’ equity, and cash flows for the year then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
April 16, 2013